Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
(206) 777-8246 Contact: Cathy Cooper

Monday June 27, 2011
FOR IMMEDIATE RELEASE
Washington Federal Announces Additional Share Repurchase Authorization and Declares 114th Consecutive Cash Dividend

SEATTLE, WASHINGTON - The Board of Directors of Washington Federal, Inc. (NASDAQ-WFSL) (“Washington Federal”), parent company of Washington Federal Savings, today announced the authorization of an additional 10 million shares that may be repurchased under Washington Federal's share repurchase program. During the quarter ending June 30, 2011, Washington Federal has repurchased 1,654,800 shares at a weighted average price of $15.72. Fiscal year to date Washington Federal has repurchased 2,304,800 shares at a weighted average price of $15.87.
Additionally, the Board of Directors declared a quarterly cash dividend of 6 cents per share. The dividend will be payable on July 22, 2011 to common stockholders of record on July 8, 2011. This will be Washington Federal's 114th consecutive quarterly cash dividend.
Washington Federal operates 160 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, Washington Federal provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On March 31, 2011, Washington Federal reported $13.4 billion in assets, $8.8 billion in deposits and $1.8 billion in stockholders' equity.

To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about Washington Federal, which is routinely posted on and accessible at www.washingtonfederal.com.
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